Exhibit 99.2

INGERSOLL-RAND COMPANY LIMITED
Index to Condensed Consolidated Financial Statements
For the Quarterly Period Ended March 31, 2008

Page

Condensed Consolidated Statements of Income for the three
months ended March 31, 2008 and 2007	1

Condensed Consolidated Balance Sheet as of March 31, 2008
and December 31, 2007	2

Condensed Consolidated Statements of Cash Flows for the	3
three months ended March 31, 2008 and 2007

Notes to Condensed Consolidated Financial Statements	4

PART I - FINANCIAL INFORMATION
Item 1. Financial Statements

INGERSOLL-RAND COMPANY LIMITED
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)

	Three months ended
	March 31,
In millions, except per share amounts	2008	2007
Net revenues	$2,163.3	$1,976.2
Cost of goods sold	(1,540.9)	(1,416.0)
Selling and administrative expenses	(375.4)	(351.6)
Operating income	247.0	208.6
Interest expense	(27.5)	(35.6)
Other, net	39.4	(0.1)
Earnings before income taxes	258.9	172.9
Provision for income taxes	(47.2)	(16.3)
Earnings from continuing operations	211.7	156.6
Discontinued operations, net of tax	(30.1)	60.9
Net earnings	$181.6	$217.5

Basic earnings per common share:
Continuing operations	$0.77	$0.51
Discontinued operations	(0.11)	0.20
Net earnings	$0.66	$0.71

Diluted earnings per common share:
Continuing operations	$0.77	$0.50
Discontinued operations	(0.11)	0.20
Net earnings	$0.66	$0.70

Dividends per common share	$0.18	$0.18

See accompanying notes to condensed consolidated financial statements.

INGERSOLL-RAND COMPANY LIMITED
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
In millions	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$4,068.3	$4,735.3
Accounts and notes receivable, less allowance of $12.4 in 2008 and $12.2 in 2007	1,716.6	1,660.7
Inventories	909.0	827.2
Other current assets	463.2	477.5
Total current assets	7,157.1	7,700.7

Property, plant and equipment, net	935.3	904.9
Goodwill	4,110.9	3,993.3
Intangible assets, net	740.3	724.6
Other noncurrent assets	1,108.5	1,052.7
Total assets	$14,052.1	$14,376.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$768.1	$721.2
Accrued compensation and benefits	260.8	338.9
Accrued expenses and other current liabilities	719.6	1,434.6
Short-term borrowings and current maturities of long-term debt	750.0	741.0
Total current liabilities	2,498.5	3,235.7

Long-term debt	712.7	712.7
Postemployment and other benefit liabilities	937.1	941.9
Other noncurrent liabilities	1,488.4	1,480.5
Minority interests	96.8	97.5

Shareholders' equity:
Class A common shares	272.8	272.6
Capital in excess of par value	36.6	-
Retained earnings	7,521.3	7,388.8
Accumulated other comprehensive income (loss)	487.9	246.5
Total shareholders' equity	8,318.6	7,907.9
Total liabilities and shareholders' equity	$14,052.1	$14,376.2

See accompanying notes to condensed consolidated financial statements.

INGERSOLL-RAND COMPANY LIMITED
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
In millions	2008	2007
Cash flows from operating activities:
Net earnings	$181.6	$217.5
(Income) loss from discontinued operations, net of tax	30.1	(60.9)
Adjustments to arrive at net cash provided by (used in) operating activities:
Depreciation and amortization	38.1	36.0
Stock settled share-based compensation	14.0	11.9
Changes in other assets and liabilities, net	(944.0)	(132.6)
Other, net	5.5	7.6
Net cash provided by (used in) continuing operating activities	(674.7)	79.5
Net cash provided by (used in) discontinued operating activities	(11.0)	(33.8)
Cash flows from investing activities:
Capital expenditures	(37.4)	(29.5)
Proceeds from sale of property, plant and equipment	2.1	1.9
Acquisitions, net of cash acquired	(30.3)	(3.6)
Proceeds from business dispositions, net of cash	8.5	-
Other, net	5.1	-
Net cash provided by (used in) continuing investing activities	(52.0)	(31.2)
Net cash provided by (used in) discontinued investing activities	-	(26.1)
Cash flows from financing activities:
Increase in short-term borrowings	7.2	104.1
Payments of long-term debt	(0.8)	(1.9)
Net change in debt	6.4	102.2
Dividends paid	(49.1)	(55.3)
Proceeds from exercise of stock options	4.2	44.7
Repurchase of common shares by subsidiary	-	(133.6)
Other, net	25.8	-
Net cash provided by (used in) continuing financing activities	(12.7)	(42.0)
Net cash provided by (used in) discontinued financing activities	-	-
Effect of exchange rate changes on cash and cash equivalents	83.4	2.4
Net increase (decrease) in cash and cash equivalents	(667.0)	(51.2)
Cash and cash equivalents - beginning of period	4,735.3	355.8
Cash and cash equivalents - end of period	$4,068.3	$304.6

See accompanying notes to condensed consolidated financial statements.

INGERSOLL-RAND COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1– Basis of Presentation
In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, which include normal recurring adjustments, necessary to present fairly the consolidated unaudited financial position at March 31, 2008, and results of operations and cash flows for the three months ended March 31, 2008 and 2007.

The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements included in the Ingersoll-Rand Company Limited (the Company) Annual Report on Form 10-K for the year ended December 31, 2007.

As a result of the divestitures of the Road Development, Bobcat, Utility Equipment and Attachments business units during 2007, the Company realigned its operating and reporting segments to better reflect its market focus. In addition, the results of operations and cash flows of all divested businesses have been separately reported as discontinued operations for all periods presented.

Note 2– Announced Acquisition of Trane Inc.
On December 17, 2007, the Company announced that it had executed a definitive agreement to acquire Trane Inc., (Trane), formerly American Standard Companies Inc., in a transaction currently valued at approximately $9.5 billion. Trane is a global leader in indoor climate control systems, services and solutions with 2007 annual revenues of $7.45 billion. The transaction is expected to close in the second quarter of 2008 and is subject to approval by Trane shareholders, regulatory approvals and contractual closing conditions. There can be no assurances that the acquisition will be consummated.

In connection with the proposed Trane acquisition, each share of Trane’s common stock (which approximated 195 million at December 31, 2007) will be exchanged for a combination of (i) 0.23 of an Ingersoll Rand Class A common share and (ii) $36.50 in cash, without interest. The Company intends to use a combination of cash on hand and debt financing in order to pay for the cash portion of the consideration. The Company has secured commitments from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Goldman Sachs Credit Partners L.P. to provide up to $3.9 billion in financing through a 364-day senior unsecured bridge facility. If unused, the debt commitments will expire on September 30, 2008.

Note 3 – Divestitures and Discontinued Operations
The components of discontinued operations for the three months ended March 31 are as follows:

In millions	2008	2007
Revenues	$9.6	$859.6

Pre-tax earnings (loss) from operations	(11.2)	81.9
Pre-tax gain (loss) on sale	(4.1)	0.1
Tax expense	(14.8)	(21.1)
Discontinued operations, net	$(30.1)	$60.9

Discontinued operations by business for the three months ended March 31 are as follows:

In millions	2008	2007
Compact Equipment, net of tax	$(24.4)	$60.5
Road Development, net of tax	-	15.9
Other discontinued operations, net of tax	(5.7)	(15.5)
Total discontinued operations, net of tax	$(30.1)	$60.9

Compact Equipment Divestiture
On July 29, 2007, the Company agreed to sell its Bobcat, Utility Equipment and Attachments business units (collectively, Compact Equipment) to Doosan Infracore for gross proceeds of approximately $4.9 billion. The sale was completed on November 30, 2007. The purchase price is subject to post-closing adjustments which could result in a favorable or unfavorable adjustment to the gain on sale when ultimately resolved.

Compact Equipment manufactures and sells compact equipment, including skid-steer loaders, compact track loaders, mini-excavators and telescopic tool handlers; portable air compressors, generators and light towers; general-purpose light construction equipment; and attachments. The Company has accounted for Compact Equipment as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144).

Net revenues and after-tax earnings of Compact Equipment for the three months ended March 31 are as follows:

In millions	2008	2007
Net revenues	$9.6	$692.5

After-tax earnings from operations	0.4	60.5
Loss on sale, net of tax of $20.7	(24.8)	-
Total discontinued operations, net of tax	$(24.4)	$60.5

Road Development Divestiture
On February 27, 2007, the Company agreed to sell its Road Development business unit to AB Volvo (publ) for cash proceeds of approximately $1.3 billion. The sale was completed on April 30, 2007 in all countries except for India, which closed on May 4, 2007. The purchase price is subject to post-closing adjustments which could result in a favorable or unfavorable adjustment to the gain on sale when ultimately resolved.

The Road Development business unit manufactures and sells asphalt paving equipment, compaction equipment, milling machines and construction-related material handling equipment. The Company has accounted for the Road Development business unit as discontinued operations for all periods presented in accordance with SFAS 144.

Net revenues and after-tax earnings of the Road Development business unit for the three months ended March 31 are as follows:

In millions	2008	2007
Net revenues	$-	$167.1

After-tax earnings from operations	-	15.9
Total discontinued operations, net of tax	$-	$15.9

Other Discontinued Operations
The Company also has retained costs from previously sold businesses that mainly include costs related to postretirement benefits, product liability and legal costs (mostly asbestos-related). The components of other discontinued operations for the three months ended March 31 are as follows:

In millions	2008	2007
Retained costs, net of tax	$(5.7)	$(15.6)
Net gain on disposals, net of tax	-	0.1
Total discontinued operations, net of tax	$(5.7)	$(15.5)

Retained costs, net of tax for the three months ended March 31, 2008 includes $6.5 million of after-tax costs related to an adverse verdict in a product liability lawsuit associated with a previously divested business.

Note 4– Inventories
Depending on the business, U.S. inventories are stated at the lower of cost or market using the last-in, first-out (LIFO) method or the lower of cost or market using the first-in, first-out (FIFO) method. Non-U.S. inventories are primarily stated at the lower of cost or market using the FIFO method.

The major classes of inventory are as follows:

	March 31,	December 31,
In millions	2008	2007
Raw materials	$338.2	$323.2
Work-in-process	180.8	163.4
Finished goods	476.9	424.9
	995.9	911.5
LIFO reserve	(86.9)	(84.3)
Total	$909.0	$827.2

Note 5 – Goodwill
The changes in the carrying amount of goodwill are as follows:

	Climate
	Control	Industrial	Security
In millions	Technologies	Technologies	Technologies	Total
Balance at December 31, 2007	$2,613.8	$371.9	$1,007.6	$3,993.3
Acquisitions and adjustments*	-	1.9	24.2	26.1
Translation	45.3	6.4	39.8	91.5
Balance at March 31, 2008	$2,659.1	$380.2	$1,071.6	$4,110.9

* Includes current year adjustments related to final purchase price allocation adjustments.

The Company initially records as goodwill the excess of the purchase price over the preliminary fair value of the net assets acquired. Once the final valuation has been performed for each acquisition, adjustments may be recorded.

Note 6 – Intangible Assets
The following table sets forth the gross amount and accumulated amortization of the Company’s intangible assets:

	March 31, 2008		December 31, 2007
	Gross	Accumulated	Gross	Accumulated
In millions	amount	amortization	amount	amortization
Customer relationships	$510.8	$92.1	$502.4	$87.4
Trademarks	122.0	17.7	114.5	15.6
Patents	39.3	22.4	38.2	21.2
Other	59.7	31.7	53.4	29.0
Total amortizable intangible assets	731.8	163.9	708.5	153.2
Indefinite-lived intangible assets	172.4	-	169.3	-
Total	$904.2	$163.9	$877.8	$153.2

Intangible asset amortization expense was $6.8 million and $6.1 million for the three months ended March 31, 2008 and 2007, respectively. Estimated amortization expense on existing intangible assets is approximately $30 million for each of the next five fiscal years.

Note 7 – Pension Plans
The Company has noncontributory pension plans covering substantially all U.S. employees. In addition, certain non-U.S. employees in other countries are covered by pension plans. The Company’s pension plans for U.S. non-collectively bargained employees provide benefits on a final average pay formula and for U.S. collectively bargained employees on a flat benefit formula. Non-U.S. plans provide benefits based on earnings and years of service. The Company maintains additional other supplemental benefit plans for officers and other key employees.

The components of the Company’s pension related costs for the three months ended March 31 are as follows:

In millions	2008	2007
Service cost	$11.4	$14.9
Interest cost	38.5	41.5
Expected return on plan assets	(49.1)	(58.2)
Net amortization of:
Prior service costs	2.1	2.4
Transition amount	0.2	0.2
Plan net actuarial losses	2.4	4.6
Net periodic pension benefit cost	5.5	5.4
Net curtailment and settlement (gains) losses	1.3	-
Net periodic pension benefit cost after net curtailment and settlement (gains) losses	$6.8	$5.4

Amounts recorded in continuing operations	$10.5	$8.3
Amounts recorded in discontinued operations	(3.7)	(2.9)
Total	$6.8	$5.4

The Company made employer contributions of $6.8 million and $7.9 million to its pension plans during the three months ended March 31, 2008 and 2007, respectively.

The curtailment and settlement losses in 2008 are associated with lump sum distributions under supplemental benefit plans for officers and other key employees.

Note 8 – Postretirement Benefits Other Than Pensions
The Company sponsors several postretirement plans that cover certain eligible employees. These plans provide for health-care benefits, and in some instances, life insurance benefits. Postretirement health plans generally are contributory and contributions are adjusted annually. Life insurance plans for retirees are primarily noncontributory. The Company funds the postretirement benefit costs principally on a pay-as-you-go basis.

The components of net periodic postretirement benefit cost for the three months ended March 31 are as follows:

In millions	2008	2007
Service cost	$1.0	$3.2
Interest cost	9.5	14.1
Net amortization of prior service gains	(0.9)	(1.1)
Net amortization of net actuarial losses	3.7	4.9
Net periodic postretirement benefit cost	$13.3	$21.1

Amounts recorded in continuing operations	$5.9	$6.8
Amounts recorded in discontinued operations	7.4	14.3
Total	$13.3	$21.1

Note 9– Comprehensive Income
The components of comprehensive income for the three months ended March 31 are as follows:

In millions	2008	2007
Net earnings	$181.6	$217.5
Other comprehensive income (loss):
Foreign currency translation adjustment	231.2	35.5
Change in fair value of derivatives qualifying as cash flow hedges, net of tax	7.1	-
Unrealized gain (loss) on marketable securities, net of tax	(1.5)	(0.5)
Pension and other postretirement benefits liability adjustment, net of tax	4.6	6.9
Comprehensive income	$423.0	$259.4

Included in accumulated other comprehensive income is the estimated value of the Company’s currency and commodity hedges. At March 31, 2008 and 2007, the currency hedges had a projected gain of $2.0 million and a projected loss of $1.3 million, net of tax, respectively. At March 31, 2008, the commodity hedges had a projected gain of $1.0 million, net of tax. At March 31, 2007, the Company did not have commodity hedges as part of its hedge portfolio. Also included in other comprehensive income are projected losses of $8.3 million related to interest rate locks, all of which qualified as cash flow hedges. The amounts expected to be reclassified to earnings over the next twelve months for the currency hedges, commodity hedges and interest rate locks is $2.0 million, $1.0 million and $1.0 million, respectively. The actual amounts that will be reclassified to earnings may vary from this amount as a result of changes in market conditions. The projected fair value of all currency derivatives at March 31, 2008 and 2007 was a gain of $4.2 million and a loss of $0.1 million, respectively.

During the first quarter of 2008, the Company determined that four of its forecasted cash flow hedges were ineffective, as the underlying forecasted transactions were no longer considered probable of occurring. The Company dedesignated these hedges and recorded a gain of $0.3 million within Other, net.

Note 10 – Restructuring Activities
Restructuring charges recorded during the three months ended March 31, 2008 were as follows:

	Climate
	Control	Industrial	Security
In millions	Technologies	Technologies	Technologies	Total
Cost of goods sold	$0.5	$2.1	$-	$2.6
Selling and administrative	0.5	0.7	-	1.2
Total	$1.0	$2.8	$-	$3.8

The changes in the restructuring reserve were as follows:

	Climate
	Control	Industrial	Security
In millions	Technologies	Technologies	Technologies	Total
Balance at December 31, 2007	$20.8	$0.7	$4.0	$25.5
Additions	1.0	2.8	-	3.8
Cash and non-cash uses	(10.7)	(2.2)	(1.5)	(14.4)
Currency translation	1.1	-	0.3	1.4
Balance at March 31, 2008	$12.2	$1.3	$2.8	$16.3

During 2007, the Company initiated restructuring actions relating to ongoing cost reduction efforts across each of its sectors. These actions include both workforce reductions as well as the consolidation of manufacturing facilities.

Actions taken in the Climate Control Technologies sector include a rationalization of manufacturing facilities in the U.S., Europe and Asia that resulted in the closure of a U.S. plant, two European plants and a Japanese plant. Industrial Technologies consolidated a manufacturing process at a U.S. plant in addition to other administrative functions within the sector. Security Technologies conducted a consolidation of administrative functions throughout the European sales area.

As of March 31, 2008, the Company had $16.3 million accrued for the workforce reductions and consolidation of manufacturing facilities, of which a majority will be paid throughout the remainder of 2008.

Note 11– Share-Based Compensation
On June 6, 2007, the shareholders of the Company approved the Incentive Stock Plan of 2007, which authorizes the Company to issue stock options and other share-based incentives. The total number of shares authorized by the shareholders is 14.0 million, of which 10.6 million remains available for future incentive awards. The plan replaces the Incentive Stock Plan of 1998 which expired in May 2007.

Stock Options
The average fair value of the stock options granted for the three months ended March 31, 2008 and 2007 was estimated to be $10.79 per share and $11.06 per share, respectively, using the Black-Scholes option-pricing model. The following assumptions were used:

	2008	2007
Dividend yield	1.54%	1.75%
Volatility	31.50%	26.10%
Risk-free rate of return	2.75%	4.71%
Expected life	5.1 years	4.7 years

The fair value of each of the Company’s stock option awards is expensed on a straight-line basis over the required service period, which is generally the three-year vesting period of the options. However, for options granted to retirement eligible employees, the Company recognizes expense for the fair value of the options at the grant date. Expected volatility is based on the historical volatility from traded options on the Company’s stock. The risk-free rate of return is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. Historical data is used to estimate forfeitures within the Company’s valuation model. The Company’s expected life of the stock option awards is derived from historical experience and represents the period of time that awards are expected to be outstanding.

Changes in the options outstanding under the plans for the three months ended March 31, 2008 was as follows:

	Shares	Weighted-	Aggregate	Weighted-
	subject	average	intrinsic	average
	to option	exercise price	value (millions)	remaining life
December 31, 2007	16,424,891	$34.25
Granted	3,202,249	39.00
Exercised	(126,161)	33.41
Cancelled	(149,773)	40.70
Outstanding March 31, 2008	19,351,206	$34.99	$187.5	6.2
Exercisable March 31, 2008	13,338,900	$32.38	$162.8	4.9

SARs
SARs generally vest ratably over a three-year period from the date of grant and expire at the end of ten years. All exercised SARs are settled with the Company’s Class A common shares.

The following table summarizes the information for currently outstanding SARs for the three months ended March 31, 2008:

	Shares	Weighted-	Aggregate	Weighted-
	subject	average	intrinsic	average
	to option	exercise price	value (millions)	remaining life
December 31, 2007	1,169,977	$33.99
Granted	-	-
Exercised	(2,874)	30.15
Cancelled	(42,600)	37.44
Outstanding March 31, 2008	1,124,503	$33.87	$12.0	5.2
Exercisable March 31, 2008	1,034,867	$33.39	$11.6	5.0

Note: The Company did not grant SARS during the three months ended March 31, 2008 and does not anticipate further granting in the future.

Performance Shares
The Company has a Performance Share Program (PSP) for key employees. The program provides annual awards for the achievement of pre-established long-term strategic initiatives and annual financial performance of the Company. The annual target award level is expressed as a number of the Company’s Class A common shares.

On April 17, 2007, and effective for the performance year 2007, the Compensation Committee of the Company’s board of directors approved a revision to the PSP program such that all PSP awards will be paid in Class A common shares rather than in cash. In addition, all shares will vest one year after the date of grant except for retirement-eligible employees which vest immediately. As a result of these changes, a larger portion of the Company’s executive compensation program will be directly linked to the performance of the Company’s Class A common shares, thus further aligning the interests of executives with those of the Company’s shareholders.

Deferred Compensation
The Company allows key employees and non-employee directors to defer a portion of their eligible compensation into a number of investment choices, including Class A common share equivalents. Effective August 1, 2007, the deferred compensation plans were amended to provide that any amounts invested in the Class A common share equivalents will be settled in Class A common shares at the time of distribution. Previously, these amounts were settled in cash.

Other Plans
The Company maintains a shareholder-approved Management Incentive Unit Award Plan. Under the plan, participating key employees were awarded incentive units. When dividends are paid on Class A common shares, phantom dividends are awarded to unit holders, one-half of which is paid in cash and the remaining half of which is credited to the participants’ account in the form of Class A common share equivalents. The value of the actual incentive units is never paid to participants, and only the fair value of accumulated common share equivalents is paid in cash upon the participants’ retirement.

The Company has also issued stock grants as an incentive plan for certain key employees, with varying vesting periods. All stock grants are settled with the Company’s Class A common shares.

Compensation Expense
Share-based compensation expense is included in Selling and administrative expenses. The following table summarizes the expenses recognized for the three months ended March 31:

In millions	2008	2007
Stock options	$13.3	$11.4
SARs	(0.3)	0.4
Performance shares	0.8	4.2
Deferred compensation	1.2	1.0
Other	0.3	0.3
Pre-tax expense	15.3	17.3
Tax benefit	(5.9)	(6.6)
After tax expense	$9.4	$10.7

Amounts recorded in continuing operations	$9.4	$9.2
Amounts recorded in discontinued operations	-	1.5
Total	$9.4	$10.7

In August 2006, the Company entered into two total return swaps (the Swaps) which were derivative instruments used to hedge the Company's exposure to changes in its share-based compensation expense. The aggregate notional amount of the Swaps was approximately $52.6 million. On June 11, 2007, the Company terminated a portion of the Swaps for net cash proceeds of $3.8 million. The Company settled the remaining portion of the Swaps on August 6, 2007, for net cash proceeds of $13.8 million.

For the three months ended March 31, 2007, the Company recorded a gain of $5.9 million associated with the Swaps. The gains and losses associated with the Swaps are recorded within Selling and administrative expenses.

Note 12 – Other, Net
The components of Other, net for the three months ended March 31 are as follows:

In millions	2008	2007
Interest income	$45.6	$2.9
Exchange gain (loss)	(1.6)	0.1
Minority interests	(3.8)	(3.2)
Earnings from equity investments	-	-
Other	(0.8)	0.1
Other, net	$39.4	$(0.1)

Note 13 – Income Taxes
Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (FIN 48), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. As a result of adopting FIN 48, the Company recorded additional liabilities to its previously established reserves, and a corresponding decrease in retained earnings of $145.6 million. Total unrecognized tax benefits as of March 31, 2008 and December 31, 2007 were $391.4 million and $379.8 million, respectively.

The provision for income taxes involves a significant amount of management judgment regarding interpretation of relevant facts and laws in the jurisdictions in which the Company operates. Future changes in applicable laws, projected levels of taxable income and tax planning could change the effective tax rate and tax balances recorded by the Company. In addition, U.S. and non-U.S. tax authorities periodically review income tax returns filed by the Company and can raise issues regarding its filing positions, timing and amount of income or deductions and the allocation of income among the jurisdictions in which the Company operates. A significant period of time may elapse between the filing of an income tax return and the ultimate resolution of an issue raised by a revenue authority with respect to that return. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Germany, Italy, the Netherlands, Switzerland and the United States. In general, the examination of the Company’s material tax returns is completed for the years prior to 2000.

The Internal Revenue Service (IRS) has completed the examination of the Company’s federal income tax returns through the 2000 tax year and has issued a notice proposing adjustments. The principle proposed adjustment relates to the disallowance of certain capital losses. The Company disputed the IRS position and protests have been filed with the IRS Appeals Division. In order to reduce the potential interest expense associated with this matter, the Company made a payment of $217 million in the third quarter of 2007, which reduced the Company’s total liability for uncertain tax positions by $141 million. The issues raised by the IRS associated with this payment are not related to the Company's reorganization in Bermuda, or the Company's intercompany debt structure.

On July 20, 2007, the Company and its consolidated subsidiaries received a notice from the IRS containing proposed adjustments to the Company’s tax filings in connection with an audit of the 2001 and 2002 tax years. The IRS did not contest the validity of the Company’s reincorporation in Bermuda. The most significant adjustments proposed by the IRS involve treating the entire intercompany debt incurred in connection with the Company’s reincorporation in Bermuda as equity. As a result of this recharacterization, the IRS has disallowed the deduction of interest paid on the debt and imposed dividend withholding taxes on the payments denominated as interest. These adjustments proposed by the IRS, if upheld in their entirety, would result in additional taxes with respect to 2002 of approximately $190 million plus interest, and would require the Company to record additional charges associated with this matter. At this time, the IRS has not yet begun their examination of the Company’s tax filings for years subsequent to 2002. However, if these adjustments or a portion of these adjustments proposed by the IRS are ultimately sustained, it is likely to also affect subsequent tax years.

The Company strongly disagrees with the view of the IRS and filed a protest with the IRS in the third quarter of 2007. Going forward, the Company intends to vigorously contest these proposed adjustments. The Company, in consultation with its outside advisors, carefully considered many factors in determining the terms of the intercompany debt, including the obligor’s ability to service the debt and the availability of equivalent financing from unrelated parties, two factors prominently cited by the IRS in denying debt treatment. The Company believes that its characterization of that obligation as debt for tax purposes was supported by the relevant facts and legal authorities at the time of its creation. The subsequent financial results of the relevant companies, including the actual cash flow generated by operations and the production of significant additional cash flow from dispositions have confirmed the ability to service this debt. Although the outcome of this matter cannot be predicted with certainty, based upon an analysis of the strength of its position, the Company believes that it is adequately reserved for this matter. As the Company moves forward to resolve this matter with the IRS, it is reasonably possible that the reserves established may be adjusted within the next 12 months. However, the Company does not expect that the ultimate resolution will have a material adverse impact on its future results of operations or financial position.

The Company believes that it has adequately provided for any reasonably foreseeable resolution of any tax disputes, but will adjust its reserves if events so dictate in accordance with FIN 48. To the extent that the ultimate results differ from the original or adjusted estimates of the Company, the effect will be recorded in the provision for income taxes.

Note 14– Earnings Per Share (EPS)
Basic EPS is calculated by dividing net earnings (income available to common shareholders) by the weighted-average number of Class A common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the denominator of the basic EPS calculation for the effect of all potentially dilutive common shares, which in the Company’s case, includes shares issuable under share-based compensation plans. The following table summarizes the weighted-average number of Class A common shares outstanding for basic and diluted earnings per share calculations:

In millions	2008	2007
Weighted-average number of basic shares	273.8	306.8
Shares issuable under incentive stock plans	2.5	3.5
Weighted-average number of diluted shares	276.3	310.3
Anti-dilutive shares	4.3	4.0

Note 15 – Business Segment Information
The Company classifies its business into three reportable segments based on industry and market focus: Climate Control Technologies, Industrial Technologies and Security Technologies.

As a result of the divestitures of Compact Equipment and the Road Development business unit during 2007 (see Note 3), the Company realigned its operating and reporting segments to better reflect its market focus. The Bobcat, Utility Equipment, Attachments and Road Development business units are now being reported as discontinued operations. The Company’s Club Car business unit is now included in the Industrial Technologies segment. Prior year results have been reclassified to conform to this change. A summary of operations by reportable segment as of March 31 is as follows:

In millions	2008	2007
Net revenues
Climate Control Technologies	$798.4	$728.9
Industrial Technologies	743.4	667.7
Security Technologies	621.5	579.6
Total	$2,163.3	$1,976.2

Operating income
Climate Control Technologies	$80.1	$69.4
Industrial Technologies	97.6	91.6
Security Technologies	105.0	90.7
Unallocated corporate expense	(35.7)	(43.1)
Total	$247.0	$208.6

Long-lived assets by geographic area at March 31, 2008 and December 31, 2007 were as follows:

In millions	2008	2007
United States	$830.3	$820.5
Non-U.S.	672.9	639.6
Total	$1,503.2	$1,460.1

Note 16 – Commitments and Contingencies
The Company is involved in various litigations, claims and administrative proceedings, including environmental and product liability matters. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that the liability which may result from these legal matters would not have a material adverse effect on the financial condition, results of operations, liquidity or cash flows.

Environmental Matters
The Company continues to be dedicated to an environmental program to reduce the utilization and generation of hazardous materials during the manufacturing process and to remediate identified environmental concerns. As to the latter, the Company is currently engaged in site investigations and remediation activities to address environmental cleanup from past operations at current and former manufacturing facilities.

The Company is sometimes a party to environmental lawsuits and claims and has received notices of potential violations of environmental laws and regulations from the Environmental Protection Agency and similar state authorities. It has also been identified as a potentially responsible party (PRP) for cleanup costs associated with off-site waste disposal at federal Superfund and state remediation sites. For all such sites, there are other PRPs and, in most instances, the Company’s involvement is minimal.

In estimating its liability, the Company has assumed it will not bear the entire cost of remediation of any site to the exclusion of other PRPs who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account, based generally on the parties’ financial condition and probable contributions on a per site basis. Additional lawsuits and claims involving environmental matters are likely to arise from time to time in the future.

During the first quarter of 2008, the Company spent $2.9 million for environmental remediation expenditures at sites presently or formerly owned or leased by us. As of March 31, 2008 and December 31, 2007, the Company has recorded reserves for environmental matters of $101.6 million and $101.8 million. The Company believes that these expenditures and accrual levels will continue and may increase over time. Given the evolving nature of environmental laws, regulations and technology, the ultimate cost of future compliance is uncertain.

Asbestos Matters
Certain wholly owned subsidiaries of the Company are named as defendants in asbestos-related lawsuits in state and federal courts. In virtually all of the suits, a large number of other companies have also been named as defendants. The vast majority of those claims has been filed against Ingersoll Rand Company (IR-New Jersey) and generally allege injury caused by exposure to asbestos contained in certain of IR-New Jersey’s products, primarily pumps and compressors. Although IR-New Jersey was neither a producer nor a manufacturer of asbestos, some of its formerly manufactured products utilized asbestos-containing components, such as gaskets and packings purchased from third-party suppliers.

Prior to the fourth quarter of 2007, the Company recorded a liability (which it periodically updated) for its actual and anticipated future asbestos settlement costs projected seven years into the future. The Company did not record a liability for future asbestos settlement costs beyond the seven-year period covered by its reserve because such costs previously were not reasonably estimable for the reasons detailed below.

In the fourth quarter of 2007, the Company again reviewed its history and experience with asbestos-related litigation and determined that it had now become possible to make a reasonable estimate of its total liability for pending and unasserted potential future asbestos-related claims. This determination was based upon the Company’s analysis of developments in asbestos litigation, including the substantial and continuing decline in the filing of non-malignancy claims against the Company, the establishment in many jurisdictions of inactive or deferral dockets for such claims, the decreased value of non-malignancy claims because of changes in the legal and judicial treatment of such claims, increasing focus of the asbestos litigation upon malignancy claims, primarily those involving mesothelioma, a cancer with a known historical and predictable future annual incidence rate, and the Company’s substantial accumulated experience with respect to the resolution of malignancy claims, particularly mesothelioma claims, filed against it.

Accordingly, in the fourth quarter of 2007, the Company retained Dr. Thomas Vasquez of Analysis, Research & Planning Corporation (collectively, “ARPC”) to assist it in calculating an estimate of the Company’s total liability for pending and unasserted future asbestos-related claims. ARPC is a respected expert in performing complex calculations such as this. ARPC has been involved in many asbestos-related valuations of current and future liabilities, and its valuation methodologies have been accepted by numerous courts.

The methodology used by ARPC to project the Company’s total liability for pending and unasserted potential future asbestos-related claims relied upon and included the following factors, among others:

•	ARPC’s interpretation of a widely accepted forecast of the population likely to have been occupationally exposed to asbestos;

•	epidemiological studies estimating the number of people likely to develop asbestos-related diseases such as mesothelioma and lung cancer;

•	the Company’s historical experience with the filing of non-malignancy claims against it and the historical ratio between the numbers of non-malignancy and lung cancer claims filed against the Company;

•
ARPC’s analysis of the number of people likely to file an asbestos-related personal injury claim against the Company based on such epidemiological and historical data and the Company’s most recent three-year claims history;

•	an analysis of the Company’s pending cases, by type of disease claimed;

•	an analysis of the Company’s most recent three-year history to determine the average settlement and resolution value of claims, by type of disease claimed;

•
an adjustment for inflation in the future average settlement value of claims, at a 2.5% annual inflation rate, adjusted downward to 1.5% to take account of the declining value of claims resulting from the aging of the claimant population;

•	an analysis of the period over which the Company has and is likely to resolve asbestos-related claims against it in the future.

Based on these factors, ARPC calculated a total estimated liability of $755 million for the Company to resolve all pending and unasserted potential future claims through 2053, which is ARPC’s reasonable best estimate of the time it will take to resolve asbestos-related claims. This amount is on a pre-tax basis, not discounted for the time-value of money, and excludes the Company’s defense fees (which will continue to be expensed by the Company as they are incurred). After considering ARPC’s analysis and the factors listed above, in the fourth quarter of 2007, the Company increased its recorded liability for asbestos claims by $538 million, from $217 million to $755 million.

In addition, during the fourth quarter of 2007, the Company recorded an $89 million increase in its assets for probable asbestos-related insurance recoveries to $250 million. This represents amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In calculating this amount, the Company used the estimated asbestos liability for pending and projected future claims calculated by ARPC. It also considered the amount of insurance available, gaps in coverage, allocation methodologies, solvency ratings and creditworthiness of the insurers, the amounts already recovered from and the potential for settlements with insurers, and the terms of existing settlement agreements with insurers.

During the fourth quarter of 2007, the Company recorded a non-cash charge to earnings of discontinued operations of $449 million ($277 million after tax), which is the difference between the amount by which the Company increased its total estimated liability for pending and projected future asbestos-related claims and the amount that the Company expects to recover from insurers with respect to that increased liability.

The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on currently available information. The Company’s actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company’s or ARPC’s calculations vary significantly from actual results. Key variables in these assumptions are identified above and include the number and type of new claims to be filed each year, the average cost of resolution of each such new claim, the resolution of coverage issues with insurance carriers, and the solvency risk with respect to the Company’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty as the projection period lengthens. Other factors that may affect the Company’s liability include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms that may be made by state and federal courts, and the passage of state or federal tort reform legislation.

The aggregate amount of the stated limits in insurance policies available to the Company for asbestos-related claims, acquired over many years and from many different carriers, is substantial. However, limitations in that coverage, primarily due to the considerations described above, are expected to result in the projected total liability to claimants substantially exceeding the probable insurance recovery.

From receipt of its first asbestos claims more than 25 years ago to December 31, 2007, the Company has resolved (by settlement or by dismissal) approximately 208,000 claims. The total amount of all settlements paid by the Company (excluding insurance recoveries) and by its insurance carriers is approximately $308 million, for an average payment per resolved claim of $1,480. The average payment per claim resolved during the year ended December 31, 2007 was $7,491. This amount reflects the Company’s emphasis on resolution of higher value malignancy claims, particularly mesothelioma claims, rather than lower value non-malignancy claims, which are more heavily represented in the Company’s historical settlements. The table below provides additional information regarding asbestos-related claims filed against the Company:

	2002	2003	2004	2005	2006	2007
Open claims - January 1	77,675	96,294	104,513	105,811	102,968	101,709
New claims filed	37,172	30,843	13,541	11,132	6,457	5,398
Claims settled	(16,443)	(21,096)	(11,503)	(12,505)	(6,558)	(5,005)
Claims dismissed	(2,110)	(1,528)	(740)	(1,470)	(1,158)	(1,479)
Open claims - December 31	96,294	104,513	105,811	102,968	101,709	100,623

Over 90 percent of the open claims against the Company are non-malignancy claims, many of which have been placed on inactive or deferral dockets and the vast majority of which have little or no settlement value against the Company, particularly in light of recent changes in the legal and judicial treatment of such claims.

Malignancy claims accounted for: approximately 73 percent of the Company’s total asbestos-related settlement payments during the three-year period ended December 31, 2004; approximately 87 percent during the three-year period ended December 31, 2007; and approximately 93 percent in 2007. Non-malignancy claims accounted for: approximately 27 percent of the Company’s total asbestos-related settlement payments during the three-year period ended December 31, 2004; approximately 13 percent during the three-year period ended December 31, 2007; and approximately seven percent in 2007.

For the three-months ended March 31, 2008, the Company recorded a net benefit of $7.5 million associated with the settlement and defense of asbestos claims after insurance recoveries, compared with a total cost of $12.0 million during the three months ended March 31, 2007. At March 31, 2008, the Company's liability for asbestos related matters and the asset for probable asbestos-related insurance recoveries totaled $744.4 million and $256.6 million, respectively, compared to $754.9 million and $249.8 million at December 31, 2007.

The Company records its income and expenses associated with its asbestos liabilities and corresponding insurance recoveries within discontinued operations, as they relate to previously divested businesses, primarily Ingersoll-Dresser Pump, which was sold in 2000.

Other
The Company sells products on a continuous basis under various arrangements through institutions that provide leasing and product financing alternatives to retail and wholesale customers. Under these arrangements, the Company is contingently liable for loan guarantees and residual values of equipment of approximately $3.5 million, including consideration of ultimate net loss provisions. The risk of loss to the Company is minimal, and historically, only immaterial losses have been incurred related to these arrangements since the fair value of the underlying equipment that serves as collateral is generally in excess of the contingent liability. Management believes these guarantees will not adversely affect the condensed consolidated financial statements.

The following table represents the changes in the product warranty liability for the three months ended March 31:

In millions	2008	2007
Balance at beginning of period	$146.9	$137.1
Reductions for payments	(17.9)	(20.2)
Accruals for warranties issued during the current period	16.3	24.0
Changes to accruals related to preexisting warranties	(0.6)	(0.3)
Acquisitions	-	0.1
Translation	3.5	1.0
Balance at end of period	$148.2	$141.7

The Company has other contingent liabilities for $8.7 million. These liabilities primarily result from performance bonds, guarantees and stand-by letters of credit associated with the prior sale of products by divested businesses.

Note 17 – Fair Value Measurement
Effective January 1, 2008, the Company adopted FASB Statement No. 157, “Fair Value Measurements,” (SFAS 157). SFAS 157 establishes a framework for measuring fair value that is based on the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The fair value hierarchy outlined in SFAS 157 is comprised of three levels that are described below:

•	Level 1 – Inputs based on quoted prices in active markets for identical assets or liabilities.

•
Level 2 – Inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs based on little or no market activity and that are significant to the fair value of the assets and liabilities.

Effective February 12, 2008, the Company adopted FSP SFAS 157-2, “Effective Date of FASB Statement No. 157,” which defers the application date of the provisions of SFAS 157 for all nonfinancial assets and liabilities except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Due to the deferral, the Company has delayed its implementation of the SFAS 157 provisions on the fair value of goodwill, indefinite-lived intangible assets and nonfinancial long-lived assets.

Assets and liabilities measured at fair value on a recurring basis for the three months ended March 31, 2008 are as follows:

	Fair value measurements			Total
In millions	Level 1	Level 2	Level 3	fair value
Assets:
Cash and cash equivalents	$4,068.3	$-	$-	$4,068.3
Marketable securities	11.3	-	-	11.3
Derivative instruments	-	7.5	-	7.5
Benefit trust assets	-	139.3	-	139.3
Total	$4,079.6	$146.8	$-	$4,226.4

Liabilities:
Derivative instruments	$-	$1.8	$-	$1.8
Benefit liabilities	-	104.3	-	104.3
Total	$-	$106.1	$-	$106.1

SFAS 157 defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company determines the fair value of its financial assets and liabilities using the following methodologies:

•
Cash and cash equivalents – These amounts include cash on hand, demand deposits and all highly liquid investments with original maturities at the time of purchase of three months or less and are held in U.S and non-U.S. currencies.

•
Marketable securities – These securities include investments in publically traded stock of non-U.S. companies held by non-U.S. subsidiaries of the Company. The fair value is obtained for the securities based on observable market prices quoted on public stock exchanges.

•
Derivatives instruments – These instruments include forward contracts related to non-U.S. currencies and commodities. The fair value of the derivative instruments are determined based on a pricing model that uses inputs from actively quoted currency and commodity markets that are readily accessible and observable.

•
Benefit trust assets – These assets include money market funds and insurance contracts that are the underlying for the benefit assets. The fair value of the assets is based on observable market prices quoted in a readily accessible and observable market.

•
Benefit liabilities – These liabilities include benefits given to certain executives of the Company, including deferred compensation and executive death benefits. The fair value is based on the underlying investment portfolio of the deferred compensation and the specific benefits guaranteed in a death benefit contract with each executive.

Effective January 1, 2008, the Company also adopted FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115,” (SFAS 159). SFAS 159 allows the Company the irrevocable option, at specified election dates, to measure financial assets and liabilities at their current fair value, with the corresponding changes in fair value from period to period recognized in the income statement. As of January 1, 2008, the Company has not elected to utilize the fair value option on any of its financial assets or liabilities.

Note 18 – Guarantor Financial Information - Revised

Ingersoll Rand Company Limited, a Bermuda company (IR-Limited) is the successor to Ingersoll-Rand Company, a New Jersey corporation (IR-New Jersey), following a corporate reorganization (the reorganization) that became effective on December 31, 2001. The reorganization was accomplished through a merger of a newly formed merger subsidiary of IR-Limited. IR-Limited and its subsidiaries continue to conduct the businesses previously conducted by IR-New Jersey and its subsidiaries. The reorganization has been accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and shareholders’ equity.

As part of the reorganization, IR-Limited guaranteed all of the issued public debt securities of IR-New Jersey. The subsidiary issuer, IR-New Jersey, is 100% owned by the parent, IR-Limited, the guarantees are full and unconditional, and no other subsidiary of the Company guarantees the securities.

IR-Limited issued Class B common shares to IR-New Jersey in exchange for a $3.6 billion note and shares of certain IR-New Jersey subsidiaries. The note, which is due in 2011, has a fixed rate of interest of 11% per annum payable semi-annually and imposes certain restrictive covenants upon IR-New Jersey. At December 31, 2007, $2.1 billion of the original $3.6 billion note remains outstanding. The Class B common shares are non-voting and pay dividends comparable to the Class A common shares. In 2002, IR-Limited contributed the note to a wholly owned subsidiary, which subsequently transferred portions of the note to several other subsidiaries, all of which are included in the “Other Subsidiaries” below. Accordingly, the subsidiaries of IR-Limited remain creditors of IR-New Jersey.

IR-New Jersey has unconditionally guaranteed payment of the principal, premium, if any, and interest on the Company’s 4.75% Senior Notes due in 2015 in the aggregate principal amount of $300 million. The guarantee is unsecured and provided on an unsubordinated basis. The guarantee ranks equally in right of payment with all of the existing and future unsecured and unsubordinated debt of IR-New Jersey.

The Company has revised the guarantor financial statements for all periods presented in order to reflect Ingersoll-Rand Global Holding Company Limited (IR Global Holding) as a stand-alone subsidiary. IR Global Holding, a 100% owned subsidiary of IR-Limited, is expected to issue public debt that is guaranteed by IR-Limited. As part of the process to revise the condensed financial statements, the Company noted errors within the consolidation process of the subsidiaries. Total consolidated results were not impacted by these revisions; however certain amounts reported within the IR-New Jersey and Other Subsidiary columns have been corrected. The Company determined that these errors were immaterial to the Company’s financial statements. All periods have been revised in the current presentation.

The condensed consolidating financial statements present IR-Limited, IR Global Holding and IR-New Jersey investments in their subsidiaries using the equity method of accounting. Intercompany investments in the non-voting Class B common shares are accounted for on the cost method and are reduced by intercompany dividends. In accordance with generally accepted accounting principles, the amounts related to the issuance of the Class B shares have been presented as contra accounts and included within Other Shareholders’ Equity since the Class B issuance on December 31, 2001. The notes payable continue to be reflected as a liability on the balance sheet of IR-New Jersey and are enforceable in accordance with their terms.

The following condensed consolidated financial information for IR-Limited, IR Global Holding, IR-New Jersey, and all their other subsidiaries is included so that separate financial statements of IR Global Holding and IR-New Jersey are not required to be filed with the U.S. Securities and Exchange Commission.

Condensed Consolidating Income Statement
For the three months ended March 31, 2008

	IR	IR Global	IR	Other	Consolidating	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Adjustments	Consolidated
Net revenues	$-	$-	$221.9	$1,941.4	$-	$2,163.3
Cost of goods sold	-	-	(165.2)	(1,375.7)	-	(1,540.9)
Selling and administrative expenses	(14.5)	-	(74.7)	(286.2)	-	(375.4)
Operating (loss) income	(14.5)	-	(18.0)	279.5	-	247.0
Equity earnings in affiliates (net of tax)	206.3	216.3	49.6	(34.4)	(437.8)	-
Interest expense	(3.9)	-	(16.7)	(6.9)	-	(27.5)
Intercompany interest and fees	(22.0)	(61.0)	(61.1)	144.1	-	-
Other, net	15.7	18.2	6.5	(1.0)	-	39.4
Earnings (loss) before income taxes	181.6	173.5	(39.7)	381.3	(437.8)	258.9
Benefit (provision) for income taxes	-	-	20.4	(67.6)	-	(47.2)
Earnings (loss) from continuing operations	181.6	173.5	(19.3)	313.7	(437.8)	211.7
Discontinued operations, net of tax	-	-	(15.1)	(15.0)	-	(30.1)
Net earnings (loss)	$181.6	$173.5	$(34.4)	$298.7	$(437.8)	$181.6

Condensed Consolidating Income Statement
For the three months ended March 31, 2007

	IR	IR Global	IR	Other	Consolidating	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Adjustments	Consolidated
Net revenues	$-	$-	$218.7	$1,757.5	$-	$1,976.2
Cost of goods sold	-	-	(154.5)	(1,261.5)	-	(1,416.0)
Selling and administrative expenses	(11.5)	(0.3)	(83.4)	(256.4)	-	(351.6)
Operating (loss) income	(11.5)	(0.3)	(19.2)	239.6	-	208.6
Equity earnings in affiliates (net of tax)	234.7	230.2	89.5	(23.2)	(531.2)	-
Interest expense	(11.0)	-	(17.2)	(7.4)	-	(35.6)
Intercompany interest and fees	(10.2)	(23.1)	(118.6)	151.9	-	0.0
Other, net	15.5	(0.4)	(0.4)	(14.8)	-	(0.1)
Earnings (loss) before income taxes	217.5	206.4	(65.9)	346.1	(531.2)	172.9
Benefit (provision) for income taxes	-	-	46.3	(62.6)	-	(16.3)
Earnings (loss) from continuing operations	217.5	206.4	(19.6)	283.5	(531.2)	156.6
Discontinued operations, net of tax	-	-	(3.6)	64.5	-	60.9
Net earnings (loss)	$217.5	$206.4	$(23.2)	$348.0	$(531.2)	$217.5

Condensed Consolidating Balance Sheet
March 31, 2008

	IR	IR Global	IR	Other	Consolidating	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Adjustments	Consolidated
Current assets:
Cash and cash equivalents	$5.1	$1,627.5	$190.2	$2,245.5	$-	$4,068.3
Accounts and notes receivable, net	0.1	-	273.3	1,443.2	-	1,716.6
Inventories, net	-	-	72.2	836.8	-	909.0
Other current assets	-	1.8	118.7	342.7	-	463.2
Assets held for sale	-	-	-	-	-	-
Accounts and notes receivable affiliates	270.6	1,049.0	5,161.2	26,855.9	(33,336.7)	-
Total current assets	275.8	2,678.3	5,815.6	31,724.1	(33,336.7)	7,157.1

Investment in affiliates	10,325.5	8,282.8	9,544.1	35,427.1	(63,579.5)	-
Property, plant and equipment, net	-	-	157.0	778.3	-	935.3
Intangible assets, net	-	-	72.5	4,778.7	-	4,851.2
Other noncurrent assets	1.3	-	711.4	395.8	-	1,108.5
Total assets	$10,602.6	$10,961.1	$16,300.6	$73,104.0	$(96,916.2)	$14,052.1

Current liabilities:
Accounts payable and accruals	$10.8	$2.6	$483.3	$1,251.8	$-	$1,748.5
Short-term borrowings and current
maturities of long-term debt	-	-	554.9	195.1	-	750.0
Liabilities held for sale	-	-	-	-	-	-
Accounts and note payable affiliates	238.1	5,570.9	6,937.9	20,589.8	(33,336.7)	-
Total current liabilities	248.9	5,573.5	7,976.1	22,036.7	(33,336.7)	2,498.5

Long-term debt	299.1	-	403.2	10.4	-	712.7
Note payable affiliate	1,550.0	-	2,097.4	-	(3,647.4)	-
Other noncurrent liabilities	186.0	0.4	1,925.4	410.5	-	2,522.3
Total liabilities	2,284.0	5,573.9	12,402.1	22,457.6	(36,984.1)	5,733.5

Shareholders' equity:
Class A common shares	370.2	(97.4)	-	-	-	272.8
Class B common shares	270.6	-	-	-	(270.6)	-
Common shares	-	-	-	2,362.8	(2,362.8)	-
Other shareholders' equity	11,149.4	5,305.2	4,682.1	51,536.3	(65,115.1)	7,557.9
Accumulated other comprehensive	-
income (loss)	809.7	71.8	(372.5)	724.9	(746.0)	487.9
	12,599.9	5,279.6	4,309.6	54,624.0	(68,494.5)	8,318.6
Less: Contra account	(4,281.3)	107.6	(411.1)	(3,977.6)	8,562.4	-
Total shareholders' equity	8,318.6	5,387.2	3,898.5	50,646.4	(59,932.1)	8,318.6
Total liabilities and equity	$10,602.6	$10,961.1	$16,300.6	$73,104.0	$(96,916.2)	$14,052.1

Condensed Consolidating Balance Sheet
December 31, 2007

	IR	IR Global	IR	Other	Consolidating	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Adjustments	Consolidated
Current assets:
Cash and cash equivalents	$0.6	$1,979.1	$545.4	$2,210.2	$-	$4,735.3
Accounts and notes receivable, net	0.4	-	263.8	1,396.5	-	1,660.7
Inventories, net	-	-	76.4	750.8	-	827.2
Other current assets	-	0.2	136.7	340.6	-	477.5
Assets held for sale	-	-	-	-	-	-
Accounts and notes receivable affiliates	252.6	916.2	5,150.6	27,478.5	(33,797.9)	-
Total current assets	253.6	2,895.5	6,172.9	32,176.6	(33,797.9)	7,700.7

Investment in affiliates	9,794.6	8,050.3	9,487.9	35,264.8	(62,597.6)	-
Property, plant and equipment, net	-	-	151.1	753.8	-	904.9
Intangible assets, net	-	-	72.5	4,645.4	-	4,717.9
Other noncurrent assets	1.5	-	704.5	346.7	-	1,052.7
Total assets	$10,049.7	$10,945.8	$16,588.9	$73,187.3	$(96,395.5)	$14,376.2

Current liabilities:
Accounts payable and accruals	$6.9	$4.6	$527.1	$1,956.1	$-	$2,494.7

Short-term borrowings and current maturities of long-term debt	-	-	555.4	185.6	-	741.0
Liabilities held for sale	-	-	-	-	-	-
Accounts and note payable affiliates	89.1	5,779.7	7,001.7	20,927.4	(33,797.9)	-
Total current liabilities	96.0	5,784.3	8,084.2	23,069.1	(33,797.9)	3,235.7

Long-term debt	299.1	-	403.2	10.4	-	712.7
Note payable affiliate	1,550.0	-	2,097.4	-	(3,647.4)	-
Other noncurrent liabilities	196.7	0.4	1,917.0	405.8	-	2,519.9
Total liabilities	2,141.8	5,784.7	12,501.8	23,485.3	(37,445.3)	6,468.3

Shareholders' equity:
Class A common shares	370.0	(97.4)	-	-	-	272.6
Class B common shares	270.6	-	-	-	(270.6)	-
Common shares	-	-	-	2,362.8	(2,362.8)	-
Other shareholders' equity	11,046.3	5,115.6	4,900.3	50,833.6	(64,507.0)	7,388.8
Accumulated other comprehensive income (loss)	568.5	52.8	(398.0)	527.8	(504.6)	246.5
	12,255.4	5,071.0	4,502.3	53,724.2	(67,645.0)	7,907.9
Less: Contra account	(4,347.5)	90.1	(415.2)	(4,022.2)	8,694.8	-
Total shareholders' equity	7,907.9	5,161.1	4,087.1	49,702.0	(58,950.2)	7,907.9
Total liabilities and equity	$10,049.7	$10,945.8	$16,588.9	$73,187.3	$(96,395.5)	$14,376.2

Condensed Consolidating Statement of Cash Flows
For the three months ended March 31, 2008

	IR	IR Global	IR	Other	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Consolidated
Net cash (used in) provided by continuing operating activities	$(20.8)	$-	$(298.6)	$(355.3)	$(674.7)
Net cash (used in) provided by discontinued operating activities	-	-	4.5	(15.5)	(11.0)

Cash flows from investing activities:
Capital expenditures	-	-	(14.6)	(22.8)	(37.4)
Proceeds from sale of property, plant and equipment	-	-	-	2.1	2.1
Acquisitions, net of cash acquired	-	-	-	(30.3)	(30.3)
Proceeds from business dispositions, net of cash	-	-	-	8.5	8.5
Proceedes from sales and maturities of marketable securities	-	-	-	(0.3)	(0.3)
Other, net	-	-	5.4	-	5.4
Net cash (used in) provided by continuing investing activities	-	-	(9.2)	(42.8)	(52.0)
Net cash (used in) provided by discontinued investing activities	-	-	-	-	-

Cash flows from financing activities:
Net change in debt	-	-	(0.5)	6.9	6.4
Net inter-company (payments) proceeds	136.4	(369.1)	(81.3)	314.0	-
Dividends (paid) received	(115.3)	17.5	4.1	44.6	(49.1)
Proceeds from the exercise of stock options	4.2	-	-	-	4.2
Repurchase of common shares by subsidiary	-	-	-	-	-
Other	-	-	25.8	-	25.8
Net cash (used in) provided by continuing financing activities	25.3	(351.6)	(51.9)	365.5	(12.7)
Net cash (used in) provided by discontinued financing activities	-	-	-	-	-

Effect of exchange rate changes on cash and cash equivalents	-	-	-	83.4	83.4

Net (decrease) increase in cash and cash equivalents	4.5	(351.6)	(355.2)	35.3	(667.0)
Cash and cash equivalents - beginning of period	0.6	1,979.1	545.4	2,210.2	4,735.3
Cash and cash equivalents - end of period	$5.1	$1,627.5	$190.2	$2,245.5	$4,068.3

Condensed Consolidating Statement of Cash Flows
For the three months ended March 31, 2007

	IR	IR Global	IR	Other	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Consolidated
Net cash (used in) provided by continuing operating activities	$(15.2)	$-	$(64.7)	$159.4	$79.5
Net cash (used in) provided by discontinued operating activities	-	-	(24.1)	(9.7)	(33.8)

Cash flows from investing activities:
Capital expenditures	-	-	(8.9)	(20.6)	(29.5)
Proceeds from sale of property, plant and equipment	-	-	(0.1)	2.0	1.9
Acquisitions, net of cash acquired	-	-	(0.6)	(3.0)	(3.6)
Proceeds from business dispositions, net of cash	-	-	-	-	-
Proceedes from sales and maturities of marketable securities	-	-	-	0.1	0.1
Other, net	-	-	-	(0.1)	(0.1)
Net cash (used in) provided by continuing investing activities	-	-	(9.6)	(21.6)	(31.2)
Net cash (used in) provided by discontinued investing activities	-	-	(3.6)	(22.5)	(26.1)

Cash flows from financing activities:
Net change in debt	108.5	-	(1.0)	(5.3)	102.2
Net inter-company (payments) proceeds	(25.3)	123.2	51.2	(149.1)	-
Dividends (paid) received	(114.4)	10.4	4.1	44.6	(55.3)
Proceeds from the exercise of stock options	44.7	-	-	-	44.7
Repurchase of common shares by subsidiary	-	(133.6)	-	-	(133.6)
Net cash (used in) provided by continuing financing activities	13.5	-	54.3	(109.8)	(42.0)
Net cash (used in) provided by discontinued financing activities	-	-	-	-	-

Effect of exchange rate changes on cash and cash equivalents	-	-	-	2.4	2.4

Net (decrease) increase in cash and cash equivalents	(1.7)	-	(47.7)	(1.8)	(51.2)
Cash and cash equivalents - beginning of period	1.7	-	81.7	272.4	355.8
Cash and cash equivalents - end of period	$-	$-	$34.0	$270.6	$304.6